Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full Year 2022 Financial and Operating Results and Provides 2023 Operational and Financial Guidance

OKLAHOMA CITY (February 28, 2023) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2022 and provided its 2023 outlook.

Fourth Quarter 2022 and Recent Highlights

●	Delivered total net production of 1,051.6 MMcfe per day

●	Reported $748.6 million of net income and $155.9 million of adjusted EBITDA(1)

●	Generated $188.0 million of net cash provided by operating activities and $33.2 million of adjusted free cash flow(1)

●	Repurchased 206 thousand shares of common stock for $13.6 million subsequent to the end of fourth quarter 2022 at an average price of $66.29 per share; repurchased 3.1 million shares of common stock for $264.4 million(2) since the inception of the repurchase program at an average price of $85.14 per share

●	Expanded common stock repurchase program from $300 million to $400 million

Full Year 2022 Highlights

●	Delivered total net production of 983.4 MMcfe per day

●	Reported $494.7 million of net income and $768.4 million of adjusted EBITDA(1)

●	Generated $739.1 million of net cash provided by operating activities and $240.6 million of adjusted free cash flow(1)

●	Increased the borrowing base under our revolving credit facility from $850 million to $1.0 billion

●	Reduced total debt by $19 million, maintaining a strong balance sheet and low leverage

●	Reported total proved reserves of 4.0 Tcfe, an increase of 4% compared to 2021, and total discounted future net cash flows of $8.3 billion at year-end SEC pricing

●	Added incremental hedge positions for 2023 covering approximately 36% of production with weighted-average floors of $3.76 per MMBtu

Full Year 2023 Outlook

●	Expect to deliver full year net production in the range of 1,000 MMcfe to 1,040 MMcfe per day, an increase of 2% to 6% compared to 2022

●	Plan to invest total capital expenditures of $450 million(3), including $50 million to $75 million on leasehold and land investment

●	Project D&C capital expenditures to decrease approximately 6%(3) compared to 2022

●	Anticipate minimal, if any, service cost inflation in 2023

●	Forecast turning to sales 22 to 24 gross wells, which includes 2 wells targeting the Marcellus, 2 wells in the SCOOP and the remaining wells targeting the Utica

●	Marcellus delineation test planned in Belmont County, Ohio possesses upside potential for unlocking valuable inventory underlying current acreage position

●	Forecast to reduce per unit operating(4) cost by approximately 7%(3) compared to 2022

●	Plan to allocate adjusted free cash flow(1) towards common share repurchases and incremental leasehold opportunities

“2022 was a productive year for Gulfport, maintaining inventories of high quality acreage, delivering quality results from the development program, generating significant free cash flow and returning meaningful capital to shareholders through common share repurchases”, commented John Reinhart, CEO of Gulfport.

“As the company progresses into 2023, the team remains focused on further optimizing our development programs cycle times and operating costs, ultimately improving margins and supporting our expected free cash flow generation. We plan to continue the return of capital to our shareholders through common share repurchases, while targeting incremental leasehold opportunities that complement our resource depth and provide optionality to our future development plans.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	As of February 23, 2023.

3.	Assumes midpoint of 2023 guidance.

4.	Includes lease operating expense, transportation, gathering, processing and compression expense and taxes other than income.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the full year of 2022:

	Year Ended December 31, 2022
	Gross	Net	Lateral Length
Spud
Utica	19	17.4	14,200
SCOOP	6	4.3	10,200

Drilled
Utica	20	17.9	14,300
SCOOP	8	5.5	10,200

Completed
Utica	15	13.4	13,700
SCOOP	13	10.3	10,000

Turned-to-Sales
Utica	15	13.4	13,700
SCOOP	13	10.3	10,000

Gulfport’s net daily production for the full year of 2022 averaged 983.4 MMcfe per day, primarily consisting of 692.9 MMcfe per day in the Utica and 290.5 MMcfe per day in the SCOOP. For the full year of 2022, Gulfport’s net daily production mix was comprised of approximately 90% natural gas, 7% natural gas liquids (“NGL”) and 3% oil and condensate.

	Successor				Predecessor
	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Period from May 18, 2021 through December 31, 2021	Period from January 1, 2021 through May 17, 2021
Production
Natural gas (Mcf/day)	934,763	977,411	883,195	915,094	907,148
Oil and condensate (Bbl/day)	4,959	4,438	4,412	5,121	3,879
NGL (Bbl/day)	14,520	10,808	12,281	11,658	8,841
Total (Mcfe/day)	1,051,637	1,068,888	983,354	1,015,764	983,466
Average Prices
Natural gas:
Average price without the impact of derivatives ($/Mcf)	$5.45	$5.48	$6.20	$4.34	$2.77
Impact from settled derivatives ($/Mcf)	(2.88)	(2.35)	(3.11)	(1.44)	(0.03)
Average price, including settled derivatives ($/Mcf)	$2.57	$3.13	$3.09	$2.90	$2.74
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$79.27	$74.71	$91.58	$69.71	$54.81
Impact from settled derivatives ($/Bbl)	(16.89)	(13.18)	(24.32)	(8.33)	—
Average price, including settled derivatives ($/Bbl)	$62.38	$61.53	$67.26	$61.38	$54.81
NGL:
Average price without the impact of derivatives ($/Bbl)	$30.85	$44.18	$41.26	$39.56	$30.37
Impact from settled derivatives ($/Bbl)	0.92	(7.02)	(2.80)	(4.88)	—
Average price, including settled derivatives ($/Bbl)	$31.77	$37.16	$38.46	$34.68	$30.37
Total:
Average price without the impact of derivatives ($/Mcfe)	$5.64	$5.77	$6.49	$4.72	$3.05
Impact from settled derivatives ($/Mcfe)	(2.63)	(2.27)	(2.94)	(1.39)	(0.02)
Average price, including settled derivatives ($/Mcfe)	$3.01	$3.50	$3.55	$3.33	$3.03
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.18	$0.14	$0.18	$0.14	$0.14
Taxes other than income ($/Mcfe)	$0.15	$0.14	$0.17	$0.13	$0.09
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.99	$0.88	$1.00	$0.92	$1.20
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.13	$0.09	$0.12	$0.10	$0.12
Interest expenses ($/Mcfe)	$0.17	$0.16	$0.17	$0.18	$0.03

Capital Investment

Capital investment was $449.2 million (on an incurred basis) for the full year of 2022, of which $411.8 million related to drilling and completion (“D&C”) activity and $37.4 million related to leasehold and land investment.

Financial Position and Liquidity

As of December 31, 2022, Gulfport had approximately $7.3 million of cash and cash equivalents, $145.0 million of borrowings under its revolving credit facility, $113.4 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at December 31, 2022, totaled approximately $448.9 million, comprised of the $7.3 million of cash and cash equivalents and approximately $441.6 million of available borrowing capacity under its revolving credit facility.

As of February 23, 2023, Gulfport had $25.6 million of cash and cash equivalents, $79.0 million of borrowings under its revolving credit facility, $113.4 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

During 2022, the Company paid $5.4 million of cash dividends to holders of our preferred stock.

Expanded Common Stock Repurchase Program

Gulfport’s board of directors recently expanded the Company’s previously announced common stock repurchase program and Gulfport is now authorized to repurchase up to $400 million of its outstanding shares of common stock. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

As of February 23, 2023, the Company repurchased 3.1 million shares for $264.4 million at a weighted average price of $85.14 per share.

2023 Guidance

Gulfport released operational guidance and outlook for the full year 2023, including full year expense estimates and projections for production and capital expenditures. Gulfport’s 2023 guidance assumes commodity strip prices as of February 13, 2023, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2023
	Low	High
Production
Average daily gas equivalent (MMcfepd)	1,000	1,040
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.20)	$(0.35)
NGL (% of WTI)	40%	45%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating costs
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.10	$0.12
Transportation, gathering, processing and compression ($/Mcfe)	$0.95	$0.99
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.11	$0.13

	Total
Capital expenditures (incurred)	(in millions)
D&C	$375	$400
Leasehold and land	$50	$75
Total	$425	$475

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.
(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Estimated Proved Reserves

Gulfport reported year end 2022 total proved reserves of 4.0 Tcfe, consisting of 3.6 Tcf of natural gas, 18.2 MMBbls of oil and 54.4 MMBbls of natural gas liquids. Gulfport’s year end 2022 total proved reserves increased approximately 4% when compared to its 2021 total proved reserves. The standardized measure of discounted future net cash flows of Gulfport’s total proved reserves was $8.3 billion and the present value, discounted at 10% (referred to as “PV-10”), was $9.5 billion at December 31, 2022, an increase of $4.1 billion and $5.2 billion, respectively, when compared to its 2021 results.

The table below provides information regarding the components driving the 2022 net proved reserve adjustments:

Total (Bcfe)
Proved Reserves, December 31, 2021 (Successor)	3,898
Extensions and discoveries	439
Revisions of prior reserve estimates	70
Current production	(359)
Proved Reserves, December 31, 2022 (Successor)	4,048

Total may not sum due to rounding.

Proved developed reserves totaled approximately 2,295 Bcfe as of December 31, 2022 or approximately 57% of Gulfport’s proved reserves. Proved undeveloped reserves totaled approximately 1,752 Bcfe as of December 31, 2022.

The table below summarizes the Company’s 2022 net proved reserves:

	December 31, 2022
	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (Bcfe)
Utica
Proved developed	2	1,523	9	1,591
Proved undeveloped(1)	7	1,256	6	1,335
Total proved	9	2,779	15	2,926

SCOOP
Proved developed	7	511	25	704
Proved undeveloped	2	322	14	417
Total proved	9	833	39	1,121

Total
Proved developed	9	2,034	34	2,295
Proved undeveloped	9	1,578	20	1,752
Total proved	18	3,612	54	4,048

Totals may not sum or recalculate due to rounding.

(1)	Includes approximately 72 Bcfe of net reserves located in the Marcellus target formation.

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net revenue(1)	$10,712	$7,951	$18,663
Present value of estimated future net revenue (PV-10)(1)	$5,803	$3,721	$9,524
Standardized measure(1)			$8,279

Totals may not sum due to rounding.

(1)	Estimated future net revenue represents the estimated future revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2022, and assuming commodity prices as set forth below. For the purpose of determining prices used in our reserve reports, we used the unweighted arithmetic average of the prices on the first day of each month within the 12-month period ended December 31, 2022. The prices used in our PV-10 measure were $94.14 per barrel and $6.36 per MMBtu, before basis differential adjustments. These prices should not be interpreted as a prediction of future prices, nor do they reflect the value of our commodity derivative instruments in place as of December 31, 2022. The amounts shown do not give effect to non-property-related expenses, such as corporate general and administrative expenses and debt service, or to depreciation, depletion and amortization. The present value of estimated future net revenue typically differs from the standardized measure because the former does not include the effects of estimated future income tax expense of $1.2 billion as of December 31, 2022.

Management uses PV-10, which is calculated without deducting estimated future income tax expenses, as a measure of the value of the Company’s current proved reserves and to compare relative values among peer companies. We also understand that securities analysts and rating agencies use this measure in similar ways. While estimated future net revenue and the present value thereof are based on prices, costs and discount factors which may be consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP.

A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented above. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.

Fourth Quarter and Full Year 2022 Conference Call

Gulfport will host a teleconference and webcast to discuss its fourth quarter and full year 2022 results, as well as its 2023 outlook, beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, March 1, 2023.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from March 1, 2023 to March 15, 2023, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13735766.

Financial Statements and Guidance Documents

Fourth quarter and full year 2022 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550